Exhibit 99.1

Duoyuan Printing Common Stock to Commence Trading on
the Over-The-Counter Market

BEIJING, April 2, 2011 — Duoyuan Printing, Inc. (NYSE: DYP) (“Duoyuan Printing” or the “Company”) today announced that its common stock will commence trading on the over-the-counter market at the opening of trading on Monday, April 4, 2011, under the trading symbol “DYNP”. The Company’s common stock, which was suspended on the New York Stock Exchange at close of market today, will be quoted through the facilities of the OTC Markets Group, Inc. Investors will be able to view stock quotes for the Company at http://www.otcmarkets.com.

About Duoyuan Printing

Duoyuan Printing is a leading manufacturer of commercial offset printing presses in China. The Company combines technical innovation and precision engineering to offer a broad range of printing equipment and solutions. Duoyuan Printing has manufacturing and research and development facilities in Langfang, Hebei Province and Shaoyang, Hunan Province in addition to a distribution and service network with over 85 distributors that operate in over 65 cities and 28 provinces in China. Headquartered in Beijing, the Company is one of the largest non-government owned major offset printing equipment and solutions providers in China. For further information, please visit Duoyuan Printing’s website http://www.duoyuan.com.

For investor enquiries, please email ir@duoyuan.com.